Exhibit 10.16

MANAGEMENT STOCK SUBSCRIPTION AGREEMENT

By and Among

LINCOLN TECHNICAL INSTITUTE, INC.

And

THE MANAGEMENT INVESTORS LISTED IN SCHEDULE I

Dated as of January 1, 2002

MANAGEMENT STOCK SUBSCRIPTION AGREEMENT

MANAGEMENT STOCK SUBSCRIPTION AGREEMENT (the “Agreement”), dated as of January 1, 2002, by and among Lincoln Technical Institute, Inc., a New Jersey corporation, (the “Company”), and the persons listed in Schedule I hereto, as such Schedule I may be amended from time to time (collectively, the “Management Investors” and each individually, a “Management Investor”).

W I T N E S S E T H:

WHEREAS, pursuant to a Stock and Asset Purchase Agreement dated as of April 26, 1999 (the “Recapitalization Agreement”), the Company was recapitalized on behalf of Back to School Acquisition, L.L.C., a Delaware limited liability corporation (“Stonington”);

WHEREAS, the Company was formed on behalf of Stonington Capital Appreciation 1994 Fund, L.P. (“Stonington”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, each Management Investor desires to subscribe for and purchase, and the Company desires to issue and sell to such Management Investor, the number of Management Shares (as hereinafter defined) set forth opposite such Management Investor’s name in Column A of Schedule I hereto. The aggregate purchase price to be paid for the Management Shares to be acquired by each Management Investor is set forth opposite such Management Investor’s name in Column B of Schedule I hereto (such Management Investor’s “Purchase Price”);

WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article I hereof;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

Closing. The term “Closing” shall have the meaning specified in Section 2.2 hereof.

Closing Date. The term “Closing Date” shall have the meaning specified in Section 2.2 hereof.

Collateral Agreements. The term “Collateral Agreements” means the Stockholders Agreement, the Recapitalization Agreement, the Management Stock Option Plan, the Management Notes, the Pledge Agreements and the Stock Option Agreements.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such similar federal statute.

Management Notes. The term “Management Notes” shall mean the Management Notes, dated the date hereof, between each of the Management Investors and the Company.

Management Shares. The term “Management Shares” shall mean Shares purchased by a Management Investor from the Company in exchange for cash, and, if applicable a promissory note, or pursuant to the exercise of an option granted under the Management Stock Option Plan.

Management Stock Option Plan. The “Management Stock Option Plan” shall mean the stock option plan of the Company, effective January 1, 2002.

Pledge Agreements. The term “Pledge Agreements” shall mean the Pledge Agreements, dated the date hereof, between each of the Management Investors and the Company.

Private Placement Memorandum. The term “Private Placement Memorandum” shall mean the Private Placement Memorandum, as amended or supplemented on the Closing Date, pursuant to which the Company offered the Shares to the Management Investors.

Rule 144. The term “Rule 144” shall have the meaning specified in Section 3.3 hereof.

SEC. The term “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

Shares. The term “Shares” shall mean any shares of common stock, no par value, of the Company, including, without limitation, all Shares issued in connection with any employee benefit plan of the Company or its subsidiaries, including the Management Stock Option Plan.

Stock Option Agreements. The term “Stock Option Agreements” shall mean the agreements pursuant to which options are granted pursuant to the Management Stock Option Plan.

Stockholders Agreement. The term “Stockholders Agreement” shall have the meaning specified in Section 2.2(c) hereof.

ARTICLE II

SUBSCRIPTION FOR AND ISSUANCE OF SHARES

Section 2.1 Subscription for and Issuance of Shares. Pursuant to the terms and subject to the conditions set forth in this Agreement, each Management Investor hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to each Management Investor on the Closing Date the number of Management Shares set forth opposite such Management Investor’s name in Column A of Schedule I hereto at a purchase price of $3.10 per Management Share. Each Management Investor shall pay the Purchase Price set forth opposite such Management Investor’s name in Column B of Schedule I hereto.

Section 2.2 The Closing. The closing (the “Closing”) of the transactions contemplated by this Article II shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, on March 18, 2002. The date of such closing is hereinafter referred to as the “Closing Date.”

(a)           At the Closing the Company shall have delivered to each Management Investor, against delivery of the Purchase Price set forth opposite such Management Investor’s name in Column B of Schedule I hereto, duly issued stock certificates representing the number of Management Shares set forth opposite such Management Investor’s name in Column A of Schedule I hereto.

(b)           By 5:00 p.m. U.S. Eastern Standard Time of the third day prior to the Closing, each Management Investor shall have delivered to the Company, against delivery to the Management Investor of stock certificates representing the Management Shares to be purchased by such Management Investor, a combination of cash and Management Notes in the amount equal to such Management Investor’s Purchase Price set forth opposite such Management Investor’s name in Column B of Schedule I hereto.

(c)           At the Closing, the Company, Stonington, the Management Investors will enter into the Stockholders Agreement, substantially in the form attached as Exhibit A hereto (the “Stockholders Agreement”).

(d)           At the Closing, the Management Investors and the Company shall enter into the Pledge Agreements in the form attached as Exhibit B hereto.

Section 2.3 Representations, Warranties and Covenants of the Management Investors. Each of the Management Investors severally, but not jointly, represents and warrants to the Company and covenants with the Company as follows:

(i)            such Management Investor has full right, power and authority to execute and deliver this Agreement, and to perform such Management Investor’s obligations hereunder, and this Agreement has been duly authorized, executed and delivered by such

Management Investor and is valid, binding and enforceable against such Management Investor in accordance with its terms;

(ii)           such Management Investor has full right, power and authority to execute and deliver the Stockholders Agreement, his Management Note and his Pledge Agreement and to perform the obligations thereunder and each of the Stockholders Agreement, the Management Note and the Pledge Agreement has been duly authorized by such Management Investor and will, when executed and delivered by such Management Investor, be valid, binding and enforceable against such Management Investor in accordance with its terms; and

(iii)          none of the execution, delivery and performance of this Agreement, the Stockholders Agreement, the Management Note and the Pledge Agreement by such Management Investor will conflict with or result in any material breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which such Management Investor is a party or by which such Management Investor is bound.

Section 2.4 Representations, Warranties and Covenants of the Company. The Company represents and warrants to each of the Management Investors as follows:

(i)            the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey;

(ii)           the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly authorized, executed and delivered by the Company and is valid, binding and enforceable against the Company in accordance with its terms;

(iii)          the Company has full corporate power and authority to execute and deliver the Stockholders Agreement, and the Pledge Agreements and to perform its obligations thereunder and each such agreement has been duly authorized by the Company and will, when executed and delivered by the Company, be valid, binding and enforceable against the Company in accordance with its terms;

(iv)          the Management Shares to be issued to such Management Investor pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt of cash or other consideration in an amount equal to the par value of such Shares, will be fully paid and nonassessable;

(v)           none of the execution, delivery and performance of this Agreement, the Stockholders Agreement, or the Pledge Agreements by the Company will conflict with the Company’s Certificate of Incorporation or By-Laws or result in any material breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which the Company is a party or by which the Company is bound;

(vi)          after giving effect to the transactions contemplated by this Agreement, the authorized capital of the Company will consist of 50,000,000 authorized Shares. Up to 2,087,835 of such Shares will have been reserved for issuance under the Management Stock Option Plan. Immediately after the Closing, the ownership of the Shares by all stockholders of the Company shall be as set forth in Schedule II of this Agreement and the Management Investors and certain other employees will own 1.7% (on a fully diluted basis) of the voting capital stock of the Company.  All of the outstanding Shares will be duly authorized, and upon the issuance thereof will be validly issued, fully paid and nonassessable;

(vii)         except for options under the Management Stock Option Plan for the purchase of up to 2,087,835 Shares and otherwise set forth in the Management Stock Option Plan and the Stockholders Agreement, and a option held by Steven Hart for the purchase of up to 161,500 Shares, the Company (x) has no outstanding stock or securities convertible into or exchangeable for any shares of capital stock, or any rights or any options for the purchase of, or any agreements providing for the issue (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock and is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or any convertible securities, rights or options of the type described in the foregoing clause (x).

ARTICLE III

INVESTMENT REPRESENTATIONS OF THE MANAGEMENT INVESTORS

Section 3.1 Investment Intention; No Resales. Each Management Investor represents and warrants that such Management Investor is acquiring his or her Management Shares for investment, solely for his or her own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any Management Shares thereof, except for such distributions and dispositions permitted under the Stockholders Agreement and effected in compliance with the Securities Act and the rules and regulations thereunder and all applicable state securities, or “blue sky”, laws. Each Management Investor agrees and acknowledges that such Management Investor will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Management Shares, or solicit any offers to purchase or otherwise acquire or take a pledge of any Management Shares, other than transfers, sales, assignments, pledges, hypothecations or other dispositions explicitly permitted by the Stockholders Agreement.

Section 3.2 Legend. Each certificate representing Management Shares shall bear the legend set forth in Section 2.5 of the Stockholders Agreement.

Section 3.3 Stock Unregistered. Each Management Investor acknowledges and represents that such Management Investor has been advised that (a) the Management Shares have not been registered under the Securities Act; (b) the Management Shares must be held indefinitely and such Management Investor must continue to bear the economic risk of the investment in the Management Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available; (c) it is not anticipated that there will be any public market for the Management Shares; (d) Rule 144 promulgated under the Securities Act (“Rule 144”) is not currently available with respect to the sales of any securities of the Company, and the Company has made no covenant to make such rule available; (e) if and when the Management Shares may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such rule; (f) if the Rule 144 exemption is not available, public offer or sale without registration will require the availability of an exemption under the Securities Act; (g) a restrictive legend in the form set forth in the Stockholders Agreement shall be placed on the certificates representing the Management Shares; and (h) a notation shall be made in the appropriate records of the Company indicating that the Management Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Management Shares.

Section 3.4 Rule 144. If any Management Shares are disposed of in accordance with Rule 144 or any similar or successor rule or regulation, each Management Investor disposing of Management Shares shall deliver to the Company at or prior to the time of such disposition an executed copy of Form 144 (if required by Rule 144) or of such other form or forms required by any such similar or successor rule or regulation and such other documentation as the Company may require in connection with such disposition. Notwithstanding anything to the contrary contained in this Section 3.4, the Company may deregister any of its securities under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations in effect thereunder.

Section 3.5 Additional Investment Representations. Each Management Investor represents and warrants that (a) such Management Investor’s financial situation is such that such Management Investor can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer complete loss of such Management Investor’s investment in the Shares; (b) such Management Investor’s knowledge and experience in financial and business matters are such that such Management Investor is capable of evaluating the merits and risks of such Management Investor’s investment in the Shares, or such Management Investor has been advised by a purchaser representative (as such term is defined in Rule 501 (n) of the General Rules and Regulations promulgated under the Securities Act) possessing such knowledge and experience; (c) such Management Investor understands that the Shares are a speculative investment which involve a high degree of risk of loss of such Management Investor’s investment therein, that there are substantial restrictions on the transferability of the Shares and that on the Closing Date and for an indefinite period following the Closing there will be no public market for the Shares and, accordingly, it may not be possible to liquidate such Management Investor’s investment in the Company in case of emergency, if at all; (d) in making such Management Investor’s decision to invest in the Shares hereunder, such Management Investor has relied upon independent investigations made by such Management Investor and, to the extent believed by such Management Investor to be appropriate, such Management Investor’s representatives, including such Management Investor’s own professional, tax and other advisors; (e) such Management Investor and such Management Investor’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the Shares, and no representations have been made to such Management Investor or such representatives concerning the Management Shares, the Company, its subsidiaries, their business or prospects or other matters; and (f) such Management Investor is an officer or key employee of the Company or one or more of its subsidiaries.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 4.2 No Right of Employment. Neither this Agreement nor any purchase or sale of Management Shares pursuant hereto shall create, or be construed or deemed to create, any right of employment in favor of any Management Investor or any other person by the Company or any of its subsidiaries.

Section 4.3 Recapitalizations, Exchanges, Etc. Affecting Shares. The provisions of this Agreement regarding Shares shall apply to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, reorganization or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Subject only to the provisions of the preceding sentence, nothing contained in this Agreement shall prohibit or restrict the Company from taking any corporate action, including, without limitation, declaring any dividend (whether in cash or stock) or engaging in any corporate transaction of any kind, including, without limitation, any merger, consolidation, liquidation or sale of assets.

Section 4.4 Waiver and Amendment. Any party hereto may waive its rights under this Agreement at any time, and no such waiver shall operate to waive the Company’s rights under this Agreement with respect to any other Management Investor. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by the Company, and by Management Investors owning a majority of the then outstanding Management Shares.

Section 4.5 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally, or when deposited in the mail if sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

(a)           If to the Company, to it at the following address:

Lincoln Technical Institute, Inc.

c/o Stonington Partners, Inc.

767 Fifth Avenue, 48th Floor

New York, New York 10153

Attention: James J. Burke, Jr.

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, New York 10022

Attention: John J. Cannon, III, Esq.

(b)                                 If to any of the Management Investors, to such Management Investor at the address set forth below under such Management Investor’s signature;

or at such other address as the parties hereto shall have specified by notice in writing to the other parties.

Section 4.6 Applicable Law. The laws of the State of New York without reference to the choice of law principles thereof shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

Section 4.7 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Collateral Agreements. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter other than such agreements and understandings set forth in the Collateral Agreements.

Section 4.8 Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement.

Section 4.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 4.10 Expenses. The Company shall pay the legal fees and the expenses of the Management Investors reasonably incurred in connection with the preparation and negotiation of this Agreement; provided that the Company shall not be obligated pursuant to this Agreement to pay the fees and expenses of more than one counsel for all of the Management Investors.

Section 4.11 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall he enforceable to the fullest extent permitted by law.

Section 4.12 Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 4.13 Waiver of Jury Trial. Each of the Company and the Management Investors hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim, arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.14 Survival of Covenants. The Company and the Management Investors hereby agree that the applicable provisions of this Agreement, including without limitation, Sections 2.3 and 2.4, shall survive and remain in full force and effect following the Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/ Alexandra Tsamultalis
Alexandra Tsamultalis
Assistant Secretary

/s/ David F. Carney
Name:	David F. Carney
Address:	14 Stuyvesant Road
Montvale, NJ 07645

/s/ Miryam Knutson
Name:	Miryam Knutson
Address:	5023 Frew Avenue, Apt 8B
Pittsburgh, PA 15213

/s/ Lawrence E. Brown
Name:	Lawrence E. Brown
Address:	59 Redner Road
Morristown, NJ 07960

/s/ Scott M. Shaw
Name:	Scott M. Shaw
Address:	126 Tower Hill Road
Tuxedo Park, NY 10987

/s/ Jerry Rubenstein
Name:	Jerry Rubenstein
Address:	223 Glenmoor Road
Gladwyne, PA 19035

/s/ Keiko Shimada
Name:	Keiko Shimada
Address:	57 Laura Lane
Park Ridge, NJ 07656-1905

/s/ Leroy Keith
Name:	Leroy Keith
Address:	736 Market Street, Suite 1340
Chattanooga, TN 37402-4809

Schedule I

Management Investor	Number of Management Shares A	Purchase Price B
Miryam Knutson	115,400	$357,740.00
David F. Carney	115,288	$357,392.80
Lawrence E. Brown	65,626	$203,440.60
Scott M. Shaw	65,626	$203,440.60

Total	361,940	$1,122,014.00

Schedule II

Equity Ownership of the Company

(as of the day following the Closing)

Shareholder	Number of Shares	Number of Adjusted Shares*
Back To School Acquisition, LLC	18,165,500	18,165,500
Five Mile River Capital Partners LLC	3,132,100	3,132,100
Stephen Hart	0	161,500
Miryam Knutson	115,400	150,020
David F. Carney	115,288	517,738
Lawrence E. Brown	65,626	306,526
Scott M. Shaw	65,626	301,126
Other Management	0	1,174,365

TOTAL	21,659,540	23,908,875

Schedule I

*                 Assumes that all options granted under the Stock Option Plan immediately after the Closing (whether or not then exercisable) are exercised in full.